Exhibit 99.1

Elephant Talk Communications Corp. Nominates Mr. Jaime Bustillo and Dr. Francisco Ros as New Candidates for its Board of Directors

OKLAHOMA CITY, OK — Aug 11, 2014 - Elephant Talk Communications Corp. (NYSE MKT: ETAK) (“Elephant Talk” or the “Company”), a global provider of Software Defined Network Architecture (ET Software DNA® 2.0) platforms and cyber security solutions, today announced that the Company’s Board of Directors (the “Board”) has nominated Mr. Jaime Bustillo and Dr. Francisco Ros to stand for election to the Company’s Board at the Company’s upcoming annual meeting of stockholders on September 12, 2014 (the “Annual Meeting”). On August 6, 2014, Mr. Rijkman Groenink informed the Board that he will not stand for re-election to the Company’s Board of Directors at the Annual Meeting. In addition, the Board increased the size of the Board of Directors from five to six members.  If elected, Mr. Bustillo and Dr. Ros will fill the vacancies created by Mr. Groenink’s departure following the Annual Meeting and the increased size of the Board from five members to six members. The Annual Meeting will be held on Friday, September 12, 2014 at 9:30 am Eastern Time at the offices of Lowenstein Sandler LLP in New York.

Mr Steven van der Velden, Chairman and CEO of Elephant Talk, stated, “Our Board and management teams are grateful for the years Mr. Groenink served as a member of our Board. Based on his other business and family commitments, combined with Dutch legislation that limits the number of Board seats to be fulfilled by one person, he has chosen not to seek re-election. We are very pleased by the Board’s decision to nominate both Mr. Bustillo and Dr. Ros as director nominees based on their combined expertise in the telecommunications industry. Based on Mr. Bustillo’s extensive tenure at Vodafone Group, he brings significant additional value and insights into the unique needs of Mobile Network Operators for flexible, cost-effective infrastructure solutions. Dr. Ros’ impressive career includes holding key positions within the Telefónica Group, including serving as General Manager for Telefónica International at the time of its vast expansion into Latin America and serving as a member of the board of directors at Qualcomm. Together, Mr. Bustillo’s and Dr. Ros’ combined relationships and knowledge of large telecom companies will prove invaluable as we continue to expand our business.”

Mr. Jaime Bustillo, 56, is the CEO of Airphone servicios de telecomunicaciones SL, also known under the brand name AIRIS mobile, a Spanish mobile virtual network operator. From 2000 to 2012, Mr. Bustillo held a number of senior positions at Vodafone Group Plc (“Vodafone”) (NASDAQ: VOD), a leading global telecommunications group. During his time at Vodafone, he was the Group Director of Networks Evolution, Chief Technical Officer of the Western Region, a member of Spain Excomm and the Vodafone Group Technology Board. Mr. Bustillo formerly served as Chairman of the Board of Vizzavi España, a Vodafone subsidiary (renamed Vodafone Enabler España). Mr. Bustillo holds a Telecommunications Engineering degree from Universidad Politécnica de Madrid.

Elephant Talk Communications Corp.

Cross Rock Place Executive Suites No. 102

3600 NW 138th

Oklahoma City, OK. USA

(813) 926 8920

Dr. Francisco Ros, 63, is Executive President of First International Partners, S.L., a business consulting firm he founded in 2002. Since 2010, Dr. Ros has been a member of the Board of Directors of Qualcomm Incorporated (“Qualcomm”) (NASDAQ: QCOM), a world-leading provider of wireless technology and services, he has served as a member of Qualcomm’s Finance Committee since March 2014, and previously Qualcomm’s Governance Committee. He previously served as a Senior Director of Business Development at Qualcomm Europe and Managing Director of Qualcomm Spain. Dr. Ros is also non-executive Chairman of Asurion Spain and honorary Professor at Universidad Politécnica de Madrid. Dr. Ros was Vice Minister in the Spanish Government, responsible for Telecommunications and the Development of the Information Society. He held key positions within the Telefónica Group, including General Manager for Telefónica International at the time of its vast expansion into Latin America. Dr. Ros holds two PhDs; in Telecommunications from the Universidad Politécnica de Madrid and in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology (MIT).

About Elephant Talk Communications Corp.:

Elephant Talk Communications Corp. (NYSE MKT: ETAK), is a global provider of mobile proprietary Software Defined Network Architecture (ET Software DNA® 2.0) platforms for the telecommunications industry. The Company empowers Mobile Network Operators (MNOs), Mobile Virtual Network Operators (MVNOs), Enablers (MVNEs) and Aggregators (MVNAs) with a full suite of applications, superior industry expertise and high quality customer service without the need for substantial upfront investment. Elephant Talk counts several of the world's leading Mobile Network Operators amongst its customers, including Vodafone, T-Mobile, Zain and Iusacell. Visit: www.elephanttalk.com.

About ValidSoft UK Limited:

ValidSoft, a subsidiary of Elephant Talk Communications Corp., secures transactions using personal authentication and device assurance. We help our customers to reduce fraud losses and improve customers’ experience. As part of our multi-factor authentication, ValidSoft integrates its leading Voice Biometric engine into multivendor solutions or as a standalone system. ValidSoft serves multiple clients in the financial, government and business automation sectors and is the only company to have been granted three European Privacy Seals, reflecting its commitment to promoting strong data privacy. Visit: www.validsoft.com.

Contacts:

Investor Relations:

Steve Gersten

Capital Markets Group

813-926-8920

steve@capmarketsgroup.com

Public Relations:

Michael Glickman

MWG CO.

917-596-1883

mike@mwgco.net

Elephant Talk Communications Corp.

Cross Rock Place Executive Suites No. 102

3600 NW 138th

Oklahoma City, OK. USA

(813) 926 8920